EXHIBIT 99.1

PRESS RELEASE

DATE:	CONTACT:
October 31, 2013	Courtney Degener 213-271-1600

CADIZ INC. ANNOUNCES AGREEMENT WITH SENIOR LENDER FOR $10 MILLION IN NEW WORKING CAPITAL

Los Angeles, CA -- Cadiz Inc. (NASDAQ: CDZI) (“Cadiz”, “the Company”) is pleased to announce today that it has entered into an agreement (“Credit Agreement”) with its new majority senior lender, MSD Credit Opportunity Master Fund, L.P. (“MSD Credit”), to increase the Company’s existing $30 million senior secured mortgage loan by $10 million to fund additional working capital.  MSD Credit had previously acquired the majority interest of the $30 million portion of the debt in a private transaction.  The new $10 million, together with our existing cash resources, places the Company in a strong position to complete the defense of existing permits for the Cadiz Valley Water Conservation, Recovery and Storage Project (the “Water Project”) and move toward project construction.

The new $10 million tranche accrues interest at 8% and requires no principal or interest payments prior to maturity at June 30, 2017.  The new $10 million and the original $30 million (“Senior Secured Debt”) are both secured by the underlying assets of the Company, including all landholdings and infrastructure.  The Credit Agreement also now provides that in the case of certain asset sales unrelated to the Water Project, the Company would retain for working capital purposes up to 50% of the first $10 million of sales, with the remainder requiring mandatory prepayment of the Senior Secured Debt.  In addition, as part of this transaction, the Company issued 700,000 shares of Cadiz Inc. common stock to MSD Credit, subject to certain restrictions on resale.

About Cadiz

Founded in 1983, Cadiz Inc. is a publicly-held renewable resources company that owns 70 square miles of property with significant water resources in Southern California. The Company is engaged in organic farming and water supply and storage projects at its properties and abides by a wide-ranging “Green Compact” focused on environmental conservation and sustainable practices to manage its land, water and agricultural resources. For more information about Cadiz, visit http://www.cadizinc.com/.

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FORWARD LOOKING STATEMENT: This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, the receipt of additional permits for the water project and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.